EXHIBIT 99.1

STOCK RE-PURCHASE AGREEMENT

            This Stock Re-Purchase Agreement dated March 17, 2005 is between Nexicon, Inc., a Nevada Corporation, formerly known as Cyco.Net, Inc. (“NEXICON”), Orion Security Services, Inc., a Wisconsin corporation (“OSSI”) acquired by Cyco.Net, Inc., the Nevada Corporation, through the “Stock Purchase Agreement” of November 19, 2003, and Robert V. Demson (“DEMSON”).

            In consideration of the mutual promises and obligations contained herein, the Parties agree as follows:

1.
Re-Purchase of Common Stock.  NEXICON agrees to re-purchase and DEMSON  agrees to sell Fifteen Million (15,000,000) shares of the common stock of NEXICON currently owned by DEMSON (“Stock”) for the purchase price and on the terms set forth in Section 2 below.

2.	Purchase Price. NEXICON agrees to pay to DEMSON, as the “Purchase Price”, the following considerations:

            (a)    All right, title, and interest that NEXICON may have in agreements associated with the “SatSecure” technology and to the tradenames “Orion Security Services, Inc.”, “OSSI”,  “Ossi-Secure”, “SatSecure”, “SatWatch” and “RECON 9000” (collectively, “Tradenames”).

           (b)     All equipment, computers, and furniture located and used in the Orion Security Services, Inc. office at 8280 Greensboro Drive, Suite 100, McLean, VA (“OSSI” Office).

3.
Delivery of NEXICON Common Stock.   DEMSON shall deliver the Stock certificates with properly executed assignments and stock powers to NEXICON at Closing conveying the Stock to NEXICON free of all liens and encumbrances.

4.	Closing. Closing shall take place at a mutually agreed time and place on or about March 17, 2005.

5.	Resignation of DEMSON as Officer and Director of OSSI. At Closing, DEMSON shall resign as officer and director of OSSI.

6.
Conveyance of Name, “OSSI” and “SatSecure” technology of OSSI to DEMSON. At Closing, NEXICON will convey the company name, Intellectual Property, Distributor Agreements, Customers and Customer Purchase Orders, and other Technology Agreements and trademark’s associated with SatSecure (not the acquired company and shareholder structure under the “Stock Purchase Agreement” of November 19, 2003) to DEMSON as related to the SatSecure technology.

NEXICON will retain all Intellectual Property, Distributor Agreements, Customers and Customer Purchase Orders, and other Technology Agreements and trademark’s associated with the ComSecure technology under the existing OSSI and Mercury Mobile Distributor Agreement. DEMSON will convert the “OSSI” checking account to the new Orion Security Services, Inc. with the updated EIN of the new company.

NEXICON will retain the company structure of “OSSI” and debts and liabilities owed by the company “OSSI” under the “Stock Purchase Agreement” dated November 19, 2003, further identified in Addendum 2 of this Agreement.

7.	Consulting Contract for John Morrison. NEXICON agrees to pay John Morrison $6,500 per month as an independent contractor for a period of four months commencing at the date of Closing. Upon receiving the first consulting payment at closing, John Morrison shall be liable for reporting and paying his own self employment taxes and NEXICON shall not be required to withhold income or employment taxes on such consulting payments.

8.
Payroll and Promissory Note to Robert Demson.  At Closing, NEXICON shall pay payroll due to DEMSON through March 1, 2005. In addition, NEXICON will begin payment on the $240,000 owed to DEMSON per the November 19, 2003 agreement. At Closing, NEXICON will pay the first installment of $20,000 and the remaining $220,000 will be paid in the form of a Promissory Note to be paid out in the amount of $20,000 on or before the 15th day of each month, should the 15th fall on a weekend day, for 11 consecutive months beginning April 15, 2005

9.	Office Lease. NEXICON (Cyco.Net, Inc.) shall continue to pay the current office lease at 8280 Greensboro Drive, Suite 100, McLean, VA, according to the terms of the existing lease under Cyco.Net, Inc. and associated expenses such as telephone, DSL, taxes and penalties, if any. DEMSON shall be entitled to occupy the leased premises until the signing of a sub-lease satisfactory to NEXICON and the leasing agent RREF.

10.	No Representation as to Ownership of Tradenames. NEXICON and OSSI make no representation or warranty whatsoever as to their ownership of the Tradenames and will only transfer whatever rights it may have in the Tradenames

11.	Release and Waiver. Upon Closing of this agreement, DEMSON and NEXICON hereby release and discharge each other from any and all obligations and liabilities arising under that certain “Stock Purchase Agreement” dated November 19, 2003, to which NEXICON and DEMSON are both parties, and each of them for himself, his heirs, personal representatives, successors, and assigns, hereby forever waives any and all claims and causes of action that either may have against the other arising under or from such “Stock Purchase Agreement” dated November 19, 2003. NEXICON further holds harmless and indemnifies DEMSON against any loss, cost, liability, or expense (including without limitation, costs and expenses of litigation and reasonable attorney fees) incurred by reason of the incorrectness or breach of the respective representations, warranties, covenants and agreements contained in this Agreement or given on or prior to the Closing date.

12.	Representations of DEMSON. DEMSON represents and covenants that, to his knowledge, there are no threatened or pending actions against OSSI or NEXICON arising as a result of actions of DEMSON or any other employee of OSSI.

13.	Documents and Instruments. The parties agree that they will execute any and all documents and instruments necessary to effectuate and carry out the terms and intent of this Agreement

14.	Amendment. This Agreement may be changed only by an amendment in writing signed by all the parties.

15.	Binding Agreement. This Agreement and all the terms and provision hereof shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns.

16.	Specific Performance. If any party to this Agreement fails to perform any act required by the terms of this Agreement, then, in addition to all other remedies available at law, the other party may institute and maintain a proceeding to compel the specific performance of this Agreement.

17.	Attorney Review. The parties hereto acknowledge and agree that they have been advised and have had the opportunity to obtain independent legal counsel to review this Agreement, and this Agreement is the product of arm’s length negotiations among the parties and shall not be construed against any party due to authorship. The parties acknowledge and agree that they understand all of the terms and conditions contained herein.

            IN WITNESS, WHEREOF, the parties have set their hands to duplicate originals  on the date and year set forth intending to be legally binding on the parties.

NEXICON, INC., a Nevada corporation

By: /s/ Richard A. Urrea
Richard A. Urrea, President

ORION SECURITY SERVICES, INC., a Wisconsin corporation

By: Robert V. Demson
Robert V. Demson, President

By: Robert V. Demson
Robert V. Demson, Individually